Exhibit 4.3

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER EITHER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR APPLICABLE STATE SECURITIES LAWS (THE "STATE ACTS"), AND SHALL NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, DONATED OR OTHERWISE TRANSFERRED (WHETHER OR NOT FOR CONSIDERATION) BY THE HOLDER EXCEPT BY REGISTRATION OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UPON THE ISSUANCE TO THE COMPANY OF A FAVORABLE OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE 1933 ACT AND THE STATE ACTS.

                   INDUSTRIAL SERVICES OF AMERICA, INC.
                     COMMON STOCK PURCHASE WARRANT
                To Purchase 857,143 Shares of Common Stock

                                         Date of Issuance: June 13, 2014
                                                          Warrant No.: 1

                          VOID AFTER JUNE 13, 2019


     THIS CERTIFIES THAT, for value received, Recycling Capital Partners, LLC, an Indiana limited liability company (the "Investor"), is entitled to subscribe for and purchase at the Exercise Price (defined below) from Industrial Services of America, Inc., a Florida corporation (the "Company"), up to Eight Hundred Fifty-Seven Thousand, One Hundred Forty-Three (857,143) shares of the common stock of the Company, par value $0.0033 per share (the "Common Stock"). This warrant ("Warrant") being issued by the Company pursuant to that certain Securities Purchase Agreement between the Company and the Investor, dated as of the date hereof (the "Securities Purchase Agreement"). The Investor takes this Warrant subject to the terms and restrictions set forth in the Transaction Documents (as defined in the Securities Purchase Agreement) and shall be entitled to certain rights and privileges as set forth in the Transaction Documents.

	1.	Definitions. Capitalized terms used herein but not
otherwise defined herein shall have their respective meanings as set forth in the Securities Purchase Agreement. As used herein, the following terms shall have the following respective meanings:

	(a)	"Exercise Period" shall mean the period commencing with the
date that is six (6) months after the Closing Date and ending on the fifth anniversary of the Closing Date, unless sooner terminated as provided below.

	(b)	"Exercise Price" shall initially mean $5.00 per share, subject to adjustment pursuant to Section 5 below.

	(c)	"Fair Market Value" means, for any date, the price
determined by the first of the following clauses that applies: (i) the average of the closing sales prices for the shares of Common Stock on the principal Trading Market as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Company and reasonably acceptable to the Investor if Bloomberg
 Financial Markets is not then reporting sales prices of such security) (collectively, "Bloomberg") for the ten (10) consecutive trading days immediately preceding such date, or (ii) if the Common Stock is not then quoted for trading on a Trading Market and if prices for the Common Stock are then reported in the "Pink Sheets" published by OTC Markets Group Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (iii) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Investors of Company Warrants representing at least a majority of the Warrant Shares then subject to outstanding Company Warrants and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

	(d)	"Person" means an individual, corporation, partnership,
limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

	(e)	"Trading Day" shall mean any day on which the principal
Trading Market is open for business.

	(f)	"Trading Market" shall mean any of the following markets or
exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

	(g)	"Warrant Shares" shall mean the shares of Common Stock
issuable upon exercise of this Warrant.

	2.	Exercise of Warrant.

	2.1	Exercise Mechanics. The rights represented by this Warrant
may, subject to Section 7 below, be exercised in whole or in part at any time during the Exercise Period, by delivery of the following to the Company at its address set forth on the signature page hereto (or at such other address as it may designate by notice in writing to the Investor):

	(a)	A complete and duly executed Notice of Exercise, by or for
the benefit of the Investor, in the form attached hereto as Exhibit A ; and

	(b)	Payment of the Exercise Price either in cash or by check, or pursuant to the "cashless exercise" procedures set forth in Section 4 below.

	Execution and delivery of the Notice of Exercise shall have the same effect as cancellation of the portion of the original Warrant so exercised, and this Warrant shall evidence the right to purchase the remaining number of Warrant Shares, if any. If requested by the Company, the Investor agrees to provide this Warrant, or an affidavit of lost security, to the Company within a reasonable period after the delivery of the Notice of Exercise.

	Certificates for shares purchased hereunder shall be transmitted by the transfer agent of the Company to the Investor by crediting the account of the Investor's prime broker with the Depository Trust Company through its Deposits and Withdrawal at Custodian (DWAC) system if the Company is a participant in such system, and otherwise by physical delivery to the address specified by the Investor in the Notice of Exercise within three
(3) business days from the delivery to the Company of the Notice of Exercise, surrender of this Warrant and payment of the aggregate Exercise Price as set forth above. This Warrant shall be deemed to have been exercised on the date the Exercise Price is received by the Company. The Warrant Shares shall be deemed to have been issued, and the Investor shall be deemed to have become a holder of record of such shares for all purposes, as of the date this Warrant has been exercised by payment to the Company of the Exercise Price.

	The Investor shall be deemed to have become the holder of record of such shares on the date on which this Warrant was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such certificate or certificates, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

	Unless otherwise prohibited by law, the Company's obligations to issue and deliver Warrant Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Investor to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or entity or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination.

	Nothing herein shall limit the Investor's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company's failure to timely deliver certificates representing the Warrant Shares upon exercise of this Warrant as required pursuant to the terms hereof.

	2.2	Issuance of New Warrants. Upon any partial exercise of this
Warrant, the Company, at its expense, will forthwith and, in any event within five (5) business days, issue and deliver to the Investor a new warrant or warrants of like tenor, in the name of the Investor, exercisable, in the aggregate, for the balance of the number of the Warrant Shares remaining available for purchase under this Warrant.

	3.	Covenants of the Company.

	3.1	Due Authorization. The Company covenants and agrees that all
Warrant Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof.

	3.2	Available Shares. The Company covenants and agrees that the
Company will at all times during the Exercise Period, have authorized and reserved, free from preemptive rights, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant. During the Exercise Period, if the number of authorized but unissued shares of Common Stock shall not be sufficient to permit exercise of this Warrant into the applicable Warrant Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

	3.3	Registration Rights. The Investor shall have the registration rights specified in the Registration Rights Agreement.

	3.4	No Impairment. Except and to the extent as waived or consented to by the Investor, the Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the Investor against impairment.

	4.	Cashless Exercise. If at any time after March 15, 2015 there is any one (1) or more periods of thirty (30) or more consecutive days that there is no effective Registration Statement registering, or no current Prospectus available for, the resale of the Warrant Shares by the Investor ("Lapse Period"), then this Warrant may also be exercised after the thirty
(30) consecutive days have elapsed in each such Lapse Period by means of a "cashless exercise" in which the Investor shall be entitled to receive a certificate for the number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = the Fair Market Value on the Trading Day immediately preceding the date of such election;

(B) = the Exercise Price of this Warrant, as adjusted; and

(X) = the number of Warrant Shares issuable upon exercise of this Warrant In accordance with the terms of this Warrant by means of a cash exercise rather than a cashless exercise.

Investor's right to elect a cashless exercise will expire at 11:59 p.m. on the thirtieth (30th) day after the end of each Lapse Period. For example, if Investor's use of the Prospectus is suspended on March 1, 2016 and the suspension is lifted on May 1, 2016, Investor may elect a cashless exercise any time during the period beginning March 30, 2016 and ending May 31, 2016. Investor will not be entitled to effect a cashless exercise of this Warrant in connection with any Lapse Period arising as a result of the Company's withdrawal of any Registration Statement at the request of Investor.

	5.	Adjustment of Exercise Price and Shares.

	5.1	Stock Dividends, Split-Ups, Recapitalizations, Etc. In the
event of changes in the outstanding Common Stock of the Company by reason of stock dividends, split-ups, recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations, consolidation, acquisition of the Company (whether through merger or acquisition of substantially all the assets or stock of the Company), or the like, the number, class and type of shares available under this Warrant in the aggregate and the Exercise Price shall be correspondingly adjusted to give the Investor of this Warrant, on exercise for the same aggregate Exercise Price, the total number, class, and type of shares or other property as the Investor would have owned had this Warrant been exercised immediately prior to the event and had the Investor continued to hold such shares until the event requiring adjustment.

	5.2	Certificate of Adjustment. Upon the occurrence of each
adjustment pursuant to this Section 5. the Company at its expense will, at the written request of the Investor, compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable). Upon written request, the Company will promptly deliver a copy of each such certificate to the Investor and to the Company's transfer agent.

	6.	Fractional Shares. No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto. All Warrant Shares (including fractions) issuable upon exercise of this Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after aggregation, the exercise would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the Investor otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current Fair Market Value of a share of Common stock by the fractional share not to be issued

	7.	Fundamental Transactions. If, at any time while this Warrant is outstanding, (a) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (b) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (c) any direct or indirect purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of more than 50% of the outstanding shares of Common Stock, (d) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (e) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the Persons making or party to, such stock or share purchase agreement or other business combination)
(each, a "Fundamental Transaction"), then, subject to the last sentence of this Section, upon any subsequent exercise of this Warrant, the Investor shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the "Alternate Consideration") receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction. For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Investor shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. Notwithstanding the foregoing, if at any time while this Warrant is outstanding, the Company engages in any Fundamental Transaction in which the holders of Common Stock receive in exchange for their shares of Common Stock only cash, then the Investor of this Warrant shall be entitled to receive only an amount of cash equal to (i) (A) the amount of cash payable in such Fundamental Transaction to the holders of Common Stock for each share of Common Stock held by the Investor of this Warrant; less (B) the Exercise Price of this Warrant, as adjusted; multiplied by (ii) the number of Warrant Shares issuable upon exercise of this Warrant, at the same time and on the same terms as the holders of Common Stock, and immediately upon the receipt of such payment by the Investor this Warrant shall terminate.

	8.	No Stockholder Rights. Other than as provided herein, this
Warrant in and of itself shall not entitle the Investor to any voting rights or other rights as a stockholder of the Company.

	9.	Transfer of Warrant. This Warrant and all rights hereunder are not transferable.

	10.	Lost, Stolen, Mutilated or Destroyed Warrant. If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof for cancellation at the office of the Company), issue a new Warrant of like denomination and tenor as this Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

	11.	Notices. Etc.  All notices required or permitted hereunder
shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic transmission or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address listed on the signature page hereto to the attention of the Chief Financial Officer (with a copy to Frost Brown Todd LLC, Attn: James
A. Giesel, Email: jgiesel@fbtlaw.com) and to the Investor at the applicable address set forth on the applicable signature page to the Securities Purchase Agreement or at such other address as the Company or the Investor may designate by ten (10) days advance written notice to the other parties hereto.

	12.	Acceptance. Receipt of this Warrant by the Investor shall
constitute acceptance of and agreement to all of the terms and conditions contained herein.

	13.	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.
This Agreement shall be construed in accordance with the laws of the State of Indiana, without regard to the principles of conflicts of laws. The parties further agree that any action between them shall be heard in and expressly consent to the jurisdiction and venue of the state court sitting in Auburn, Indiana and the federal court sitting in the City of Fort Wayne, Indiana for the adjudication of any civil action asserted pursuant to this Agreement. EACH OF THE PARTIES HERETO, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, IRREVOCABLY, THE RIGHT TO TRIAL BY JURY WITH RESPECT
TO ANY LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR ANY
OTHER AGREEMENT EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONJUNCTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH THE INVESTOR AND THE COMPANY ARE ADVERSE PARTIES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE INVESTOR TO ENTER INTO THIS AGREEMENT

	14.	Interpretation. All parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by all of the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Warrant.

	15.	Amendment or Waiver. Any term of this Warrant may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing signed by the Company and the Investor. No waivers of any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.



                   [ Remainder of Page Intentionally Left Blank ]





	IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of June 13, 2014.


                                INDUSTRIAL SERVICES OF AMERICA, INC.


                                By:______/s/ Orson Oliver_____________
                                Name: Orson Oliver
                                Title: Interim Chief Executive Officer




                                        EXHIBIT A


                                    NOTICE OF EXERCISE


TO: INDUSTRIAL SERVICES OF AMERICA, INC.

	(1)  The undersigned hereby elects to purchase	shares of the common
stock, par value $0.0033 (the "Common Stock"), of Industrial Services of America, Inc. (the "Company") pursuant to the terms of the attached
Warrant, and tenders herewith payment of the applicable exercise price in full, together with all applicable transfer taxes, if any.

	(2) Please issue the certificate for shares of Common Stock in the name of, and pay any cash for any fractional share to:

                                (Print or type name)

                     (Social Security or other Identifying Number)

                                 (Street Address)

                              (City, State, Zip Code)

	(3) If such number of shares shall not be all the shares purchasable upon the exercise of the Warrants evidenced by this Warrant, a new warrant certificate for the balance of such Warrants remaining unexercised shall be registered in the name of and delivered to:

	(4)  Please insert Social Security or other identifying number:


                         (Please print name and address)


                                  Signature:_________________________


                                  Dated:_____________________________


                                  Print Name:________________________


                                  Dated:_____________________________